Exhibit 99.1

CONOLOG REPORTS RESULTS FOR THE
FISCAL QUARTER ENDED April 30, 2008
-Revenues increase 166% over prior year-

Somerville, NJ – June 16, 2008: Conolog Corporation (NASDAQ: CNLGD) announced today the results for the three and nine months ended April 30, 2008.

     Product revenues for the three months ended April 30, 2008 totaled $361,308 representing an increase of 166% over the same period last year. Revenues for the nine months ended April 30, 2008 totaled $884,035 representing an increase of 117% from the $408,032 reported for the same nine month period last year. The Company attributes this to increased order releases from utilities.

     Gross Profit for the three and nine months ended April 30, 2008 amounted to $306,045 or 84.7% and $532,170, or 60.2% respectively.

     Selling, general and administrative expenses for the three months ended April 30, 2008 amounted to $906,714. Included in these three month expenses were non-operating expenses for Stock Compensation of $ 329,850; Stock compliance costs of $48,222; other professional fees of $61,838 and marketing/trade show costs of $76,366.

     Selling, general and administrative expenses for the nine months ended April 30, 2008 amounted to $3,095,705. Included in these expenses were non-operating expenses for Stock Compensation of $1,108,880; Stock compliance costs of $215,014; expenses relating to research and development costs of $77,262; other professional fees of $285,957 and marketing/trade show costs of $292,296.

     Other non-cash non-operating expenses for the nine-month period included expenses related to the induced conversion cost of $944,362; charges of $705,088 for discount on converted debt, $490,955 for amortization of deferred debenture discount and $378,555 for amortization of deferred debenture costs.

     As a result of the foregoing, the Company reported a net loss from operations for the nine months ended April 30, 2008 of ($.96) per share compared to a loss of ($3.26) per share for the same period last year.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.